Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "AMCO TRANSPORT HOLDINGS, INC.", CHANGING ITS NAME FROM "AMCO TRANSPORT HOLDINGS, INC." TO "BUSINESS DEVELOPMENT SOLUTIONS, INC.", FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF FEBRUARY, A.D. 2006, AT 10:45 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

3515764 8100

060184963

AUTHENTICATION: 4553113

DATE: 02-27-06

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:06 AM 02/27/2006
FILED 10:45 AM 02/27/2006
SRV 060184963 - 3515764 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

AMCO TRANSPORT HOLDINGS, INC.

(Pursuant to Section 242 of the Delaware General Corporation Law)

AMCO TRANSPORT HOLDINGS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: The name of the corporation is AMCO Transport Holdings, Inc. (the "Corporation").

SECOND: The Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of Delaware on April 18, 2002

THIRD: The Certificate of Incorporation of the Corporation is hereby amended by deleting Article FIRST in its entirety and substituting the following in lieu thereof:

> "FIRST: The name of the corporation is Business Development Solutions, Inc. (hereinafter referred to as the "Corporation")."

FOURTH: The Certificate if Incorporation of the Corporation is hereby further amended by adding the following text as a new paragraph at the end of Article FOURTH:

> "Effective as of February 27, 2006, each five shares of the issued and outstanding Common Stock, $0.00001 par value, of the Corporation shall be reverse split into one (1) share of Common Stock of the Corporation This reverse split shall affect only issued and outstanding shares. Each record and beneficial holder who would receive a fractional share as a result of the reverse stock split shall receive, if they hold a fractional share equal to one-half or more, a full share of Common Stock, and if they hold a fractional share equal to less than one-half of a share of Common Stock, then that fractional share will be cancelled."

FIFTH: This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of

the State of Delaware by the joint written consent of all of the members of the Board of Directors of the Corporation and the holder of a majority of the Corporation's issued and outstanding common stock pursuant to Sections 141(f) and 228 of the General Corporation Law of the State of Delaware

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed this 27th day of February, 2006

/s/Shu Keung Chui
Shu Keung Chui
President and CEO